CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-10/A (the "Form F-10") of SilverCrest Metals Inc. (the "Company") being filed with the United States Securities and Exchange Commission, and any amendments thereto, our report dated March 24, 2020, relating to the consolidated financial statements, which appears in the Company's Annual Report on Amendment No. 1 to Form 40-F for the year ended December 31, 2019 (the "Form 40-F").

We also consent to the reference to us under the heading "Interests of Experts", which appears in the Annual Information Form incorporated by reference in the Form 40-F, which is incorporated by reference in the Form F-10.

/s/PricewaterhouseCoopers LLP
Chartered Professional Accountants

Vancouver, Canada

June 8, 2020